As filed with the Securities and Exchange Commission on February 13, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Lime Energy Co.
(Exact name of registrant as specified in its charter)

Delaware	36-4197337
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

1280 Landmeier Road
Elk Grove Village, Illinois	60007
(Address of registrant’s principal executive offices)	(Zip Code)
LIME ENERGY CO. 2008 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)
Jeffrey R. Mistarz
Chief Financial Officer, Corporate Secretary and Treasurer
1280 Landmeier Road
Elk Grove Village, Illinois 60007
(847) 437-1666
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copies to:
J. Todd Arkebauer
Reed Smith LLP
10 S. Wacker Dr.
Chicago, Illinois 60606
(312) 207-6453
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

	Amount	Proposed	Proposed maximum	Amount of
Title of securities	to be	maximum offering	aggregate offering	registration
to be registered	registered(1)	price per share(2)	price(2)	fee(3)
Common Stock, par value $0.0001 per share, issuable under the 2008 Employee Stock Purchase Plan	300,000	$4.40	$1,320,000	$51.88

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers such indeterminate number of additional shares of Common Stock as may be issued in connection with shares splits, share dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices for the Common Stock as reported on the NASDAQ Capital Market on February 9, 2009, in accordance with Rule 457(c) of the Securities Act.

(3)	In accordance with Rule 457, the registration fee associated with 107,620 shares (as adjusted to reflect all stock splits and stock dividends to date) previously registered under the Amended 2001 Incentive Plan on Registration Statement No. 333-144474 filed with the Securities and Exchange Commission (the “Commission”) on July 11, 2007 and the 2001 Incentive Plan on Registration Statement No. 333-121958 filed with the Commission on January 11, 2005 is being carried forward from such registration statements pursuant to which total registration fees of $418.01 were previously paid. In accordance with Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Commission (July 1997) and General Instruction E to Form S-8, the Registrant has carried forward such registration fees. The Registrant applied $71.75 of the previously paid fees in connection with Registration Statement No. 333-151470 filed with the Commission on June 6, 2008, and $101.28 in connection with Registration Statement No. 333-156998 filed with the Commission on January 28, 2009 resulting in a balance of $244.98 available. As a result of the available carry forward balance, no registration fee will be paid with this filing and the Registrant will have $193.10 of registration fees eligible for future registration statements through January 11, 2010.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          As permitted by the rules of the Commission, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan as required by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 3. Incorporation of Documents by Reference
          Lime Energy Co. hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:
(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008; June 30, 2008; and September 30, 2008;

(c)	Our Current Reports on Form 8-K filed on January 18, 2008; January 28, 2008; February 21, 2008, as amended; March 3, 2008; March 14, 2008, as amended; June 11, 2008, as amended; July 15, 2008; July 15, 2008; August 19, 2008; October 31, 2008, November 5, 2008; November 18, 2008; November 18, 2008; January 6, 2009; January 21, 2009; and February 2, 2009;

(d)	The description of our Common Stock, $0.0001 par value per share, contained in our Registration Statement on Form 8-A filed on February 21, 2008, including any amendment or report filed for the purpose of updating such description.
          In addition, all documents and reports subsequently filed by Lime Energy Co. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities
          Not applicable.

Item 5. Interests of Named Experts and Counsel
          The legal validity of the issuance of the shares of Common Stock offered under this Registration Statement has been passed upon by Reed Smith LLP.
Item 6. Indemnification of Directors and Officers
          Subsection (a) of Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
          Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.
     Article VIII of the Amended and Restated Bylaws of Lime (the “Bylaws”) specifies that we shall indemnify its directors, officers, employees and agents to the full extent that such right of indemnity is permitted by law. This provision of the Bylaws is deemed to be a contract between us and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the DGCL are in effect, and any repeal or modification thereof shall not offset any right to indemnification in respect of action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The amendment or repeal of such provision of the bylaws may be effected by the affirmative vote of the holders of a majority in interest of all our outstanding capital stock entitled to vote, in person or by proxy, at any annual or special meeting in which a quorum is present. The Bylaws may also be amended, adopted or repealed in whole or in part by actions of the majority of the whole board of directors.
          Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, authorizing unlawful payments of dividends or unlawful redemptions or stock purchases as contemplated by Section 174 of DGCL, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.
          Our Certificate of Incorporation, as amended, limits the liability of its directors as authorized by Section 102(b)(7). To amend such provisions we would require the affirmative vote of the holders of a majority of the voting power of all outstanding shares of our capital stock.
          We have obtained liability insurance for the benefit of our directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as our directors or officers (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.
Item 7. Exemption From Registration Claimed
          Not applicable.
Item 8. Exhibits
          The Exhibit Index that follows the signature page to this Registration Statement is incorporated herein by reference.
Item 9. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors, and controlling persons of the registrant pursuant to the registrant’s certificate of incorporation or by-laws, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elk Grove Village, State of Illinois, on the 13th day of February, 2009.

LIME ENERGY CO.
By:	/s/ Jeffrey Mistarz
Jeffrey R. Mistarz
Chief Financial Officer, Corporate Secretary and Treasurer

POWER OF ATTORNEY
          Know all men by these presents, that each person whose signature appears below constitutes and appoints David R. Asplund and Jeffrey R. Mistarz, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Lime Energy Co.) to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David R. Asplund David R. Asplund	Chief Executive Officer and Director (principal executive officer)	February 13, 2009

/s/ Jeffrey R. Mistarz Jeffrey R. Mistarz	Chief Financial Officer, Treasurer and Corporate Secretary (principal financial officer and principal accounting officer)	February 13, 2009

/s/ Richard P. Kiphart Richard Kiphart	Chairman of the Board	February 13, 2009

/s/ Gregory Barnum Gregory Barnum	Director	February 13, 2009

	Director	February , 2009
William Carey

/s/ Joseph Desmond Joseph Desmond	Director	February 13, 2009

/s/ Daniel W. Parke Daniel W. Parke	Director	February 13, 2009

/s/ David Valentine David Valentine	Director	February 13, 2009

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

5.1	Opinion of Reed Smith LLP

23.1	Consent of Reed Smith LLP (included in Exhibit 5.1)

23.2	Consent of BDO Seidman, LLP

23.3	Consent of BDO Seidman, LLP

24.1	Powers of Attorney (contained on the signature page hereto)

99.1	Lime Energy Co. 2008 Employee Stock Purchase Plan